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                                                                   EXHIBIT 10.25

                                                                  EXECUTION COPY


                       AMENDED AND RESTATED K&F AGREEMENT


                  AMENDED AND RESTATED K&F AGREEMENT, dated as of August 14, 1996 (this "K&F Agreement"), by K&F Industries, Inc. ("K&F"), in favor of The Chase Manhattan Bank (formerly known as Chemical Bank), a New York banking corporation, as administrative agent (in such capacity, the "Administrative Agent") for the lenders (the "Lenders") that are parties to the Credit Agreement described below.


                              W I T N E S S E T H :


                  WHEREAS, Aircraft Braking Systems Corporation ("ABS") and Engineered Fabrics Corporation ("EF"; together with ABS, the "Borrowers"), each Delaware corporations, are parties to the Amended and Restated Credit Agreement, dated as of August 14, 1996, with the Administrative Agent, the Lenders and Lehman Commercial Paper Inc., as Documentation Agent (as the same may from time to time be amended, supplemented or otherwise modified, the "Credit Agreement");

                  WHEREAS, pursuant to the terms of the Credit Agreement and the other Loan Documents, the Lenders have agreed to make and maintain certain extensions of credit to or for the benefit of the Borrowers;

                  WHEREAS, K&F owns directly or indirectly all of the issued and outstanding stock of each of the Borrowers;

                  WHEREAS, K&F will derive substantial direct and indirect benefit from the making and maintaining of the extensions of credit; and

                  WHEREAS, the obligation of the Lenders to make and maintain the extensions of credit is conditioned upon, among other things, the execution and delivery by K&F of this K&F Agreement;

                  NOW, THEREFORE, in consideration of the premises and to induce the Lenders to enter into the Credit Agreement and to make and maintain the Extensions of Credit, K&F hereby agrees with and for the benefit of the Administrative Agent and the Lenders as follows:

                  1. Defined Terms. As used in this K&F Agreement, terms defined in the Credit Agreement are used herein as therein defined.

                  2. Covenants. K&F hereby covenants and agrees with the Administrative Agent and each Lender, from and after the date of this K&F Agreement until the Obligations are paid in full (other than indemnification and reimbursement obligations for which claims have not been made by the Administrative Agent or the Lenders), the Revolving Credit Commitments and the Facility A Commitments are terminated, and the expiration, termination or return to Chase of the Letters of Credit, that:
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                  (a) K&F will furnish the Borrowers with all financial
         statements and other information and documents concerning K&F and its consolidated Subsidiaries required to enable the Borrowers timely to comply with Subsections 6.1 and 6.2 of the Credit Agreement;

                  (b) K&F will not create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness outstanding on the Effective Date and listed on Schedule I hereto, (ii) Indebtedness owed by K&F to either Borrower and (iii) Indebtedness in respect of the Subordinated Notes;

                  (c) K&F will not make any payment or expenditure of any kind or nature, including, without limitation, any payment to any stockholder of K&F, except for (i) payments of interest in respect of Indebtedness permitted by clause (b) above and payments of premiums in respect of Permitted Redemptions, (ii) up to $10,000,000 in operating expenses during each fiscal year of K&F and (iii) payments in respect of United States federal and New York state taxes in an amount not to exceed $1,000,000 per fiscal year, or, to the extent that such amount is unused in a fiscal year, in an amount in a succeeding year not to exceed the sum of $1,000,000 plus such unused amounts cumulatively carried over from preceding years;

                  (d) K&F will not (i) make any optional payment or optional prepayment on or optional redemption of any Indebtedness or other obligation, except Permitted Redemptions, or (ii) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on any Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon), including but not limited to the subordination provisions of the Existing Subordinated Debentures and the Subordinated Notes;

                  (e) K&F will not change its fiscal year from the year ended March 31; provided, however, that K&F may change its fiscal year one time, provided that it gives notice of such change to the Administrative Agent and the Lenders at least 45 days prior to the date such change becomes effective and K&F, the Borrowers and the Administrative Agent negotiate in good faith to determine prior to such effective date the amendments, if any, required to be made to the Credit Agreement and the documents contemplated thereby (including this K&F Agreement) as a result of such change in the fiscal year (which amendments shall be approved by the Required Lenders as required by subsection 10.1 of the Credit Agreement);

                  (f) Unless required by changes in GAAP, K&F will not (except with the consent of the Required Lenders) change any of its accounting or financial practices or policies in a manner that affects the way in which it currently accounts for (and expenses currently) its product development costs and its discounts on sales; and
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                  3. Representations and Warranties. K&F hereby represents and warrants that:

                  (a) K&F is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

                  (b) K&F has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this K&F Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this K&F Agreement;

                  (c) this K&F Agreement constitutes a legal, valid and binding obligation of K&F enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally;

                  (d) the execution, delivery and performance of this K&F Agreement will not violate any provision of any Requirement of Law or Contractual Obligation of K&F and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of K&F pursuant to any Requirement of Law or Contractual Obligation of K&F the consequences of which violation, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

                  (e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of K&F) is required in connection with the execution, delivery, performance, validity or enforceability of this K&F Agreement;

                  (f) except as disclosed in the Offering Memorandum, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of K&F, threatened by or against K&F or any of its properties or revenues (i) with respect to this K&F Agreement or any of the transactions contemplated hereby or (ii) which could have a Material Adverse Effect;

                  (g) K&F has filed or caused to be filed all tax returns required to be filed by it, and has paid all taxes due on said returns or on any assessments made against it other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on its books); and

                  (h) the audited consolidated balance sheets of K&F and its consolidated Subsidiaries as at March 31, 1995 and 1996 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of K&F and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal years then ended and the unaudited consolidated balance sheet of K&F and its
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         consolidated Subsidiaries as at May 31, 1996 and the related unaudited consolidated statements of income and of cash flows for the two-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of K&F and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the two-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither K&F nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from March 31, 1996 to and including the date hereof, there has been no sale, transfer or other disposition by K&F or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of K&F and its consolidated Subsidiaries at March 31, 1996 other than purchases or sales of inventory and capital expenditures in the ordinary course of business. Since June 30, 1996, there has been no material adverse change in the business, operations, property or financial or other condition of K&F and its subsidiaries.

                  K&F agrees that the foregoing representations and warranties shall be deemed to have been made by K&F on the date of each borrowing by the Borrowers under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

                  4. Severability. Any provision of this K&F Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  5. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 7 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder, on the part of the Administrative Agent or any Lender, shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights
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and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                  6. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This K&F Agreement represents the agreement of K&F with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein. None of the terms or provisions of this K&F Agreement may be waived, amended or supplemented or otherwise modified except by a written instrument executed by K&F and the Administrative Agent, provided that any provision of this K&F Agreement may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This K&F Agreement shall be binding upon the successors and assigns of K&F and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. THIS K&F AGREEMENT SHALL BE GOVERNED BY AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

                  7. Notices. All notices, requests and demands to or upon K&F or the Administrative Agent or any Lender to be effective shall be in writing or by telegraph or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, three days after deposit in the postal system, first class postage prepaid, or, in the case of telegraphic notice, when sent, answerback received, addressed to the Administrative Agent at the address set forth in subsection
10.2 of the Credit Agreement and to K&F as follows:

                           K&F Industries, Inc.
                           600 Third Avenue
                           New York, New York  10016
                           Attention:       Kenneth M. Schwartz
                                            Executive Vice President
                           Telecopy: (212) 867-1182

                  8. Paragraph Headings. The paragraph headings used in this K&F Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
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                  IN WITNESS WHEREOF, the undersigned has caused this K&F
Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

                                       K&F INDUSTRIES, INC.


                                       By: /s/ Kenneth M. Schwartz
                                          --------------------------
                                          Name:
                                          Title:
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                                                                     SCHEDULE 1

                             EXISTING INDEBTEDNESS

1. $100,000,000 11-7/8% Senior Secured Notes due 2003 issued by K & F Industries, Inc. under an Indenture dated as of June 1, 1992.

2. $170,000,000 13-3/4% Senior Subordinated Debentures due 2001 issued by K & F Industries, Inc. under an Indenture dated as of August 1, 1989.